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                                                                   EXHIBIT 99.1


NEWS RELEASE

FOR IMMEDIATE RELEASE

AUGUST 6, 2003                                      CONTACT: INVESTOR RELATIONS
                                                    PHONE:   865-380-3206
                                                    FAX:     865-380-3784


            CLAYTON HOMES STOCKHOLDER VOTES INDEPENDENTLY CERTIFIED

Clayton Homes, Inc. (NYSE: CMH) announced that after a review of all the proxies and ballots, the final voting results from its special stockholders' meeting last week have been certified by the independent inspector of elections, IVS Associates. There were no material changes as 52.4% of the outstanding shares voted in favor of the merger with a subsidiary of Berkshire Hathaway.

"We are pleased with the very credible voting process that honored the wishes of our stockholders," remarked Kevin T. Clayton, chief executive officer. "We will work to close the transaction as soon as possible for the benefit and convenience of all our shareholders."

Clayton Homes, Inc. is a vertically integrated manufactured housing company with 20 manufacturing plants, 296 Company owned stores, 611 independent retailers, 86 manufactured housing communities, and financial services operations that provide mortgage services for 168,000 customers and insurance protection for 100,000 families.

This press release contains forward-looking statements with respect to management's beliefs about the financial condition, results of operations and business of Clayton Homes in the future. These statements involve risks and uncertainties. The actual outcome could differ materially from that contemplated by such statements. Factors that could cause or contribute to such differences could include, but are not limited to: market conditions in the manufactured housing market, the degree of continued market acceptance of Clayton Homes' products, competition, litigation related to the merger, and merger-related costs and expenses. The non-merger related factors mentioned above, as well as other factors that could affect Clayton Homes' business, are discussed in Clayton Homes' Annual Report on Form 10-K for the fiscal year ended June 30, 2002, on file with the Securities and Exchange Commission. Clayton Homes does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.